EXHIBIT 10.2
LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of April 26, 2006 (the “Effective Date”), by and between Bio Control Medical (B.C.M), Ltd., an Israeli company (“Licensor”), and American Medical Systems, Inc., a Delaware corporation (“Licensee”).
Recitals
     A. Licensor and Licensee are parties to that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), pursuant to the terms of which Licensee will purchase certain assets of Licensor’s Urology Business, as defined therein, excluding the Licensed Intellectual Property Rights that are subject to the terms of this Agreement.
     B. Licensor wishes to grant to Licensee and Licensee wishes to obtain from Licensor, an exclusive, worldwide license under the Licensed Intellectual Property Rights on the terms and conditions of this Agreement.
     C. As a condition to the closing of the Asset Purchase Agreement, Licensor and Licensee are required to enter into this Agreement as of the date hereof.
Agreement
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
     1. Definitions.
     (a) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.
     (b) “Confidential Information” means any information that is disclosed in any tangible form and is clearly labeled or marked as confidential, proprietary or its equivalent, and any information that is disclosed orally or visually, is designated confidential, proprietary or its equivalent at the time of its disclosure and is reduced to writing and clearly marked or labeled as confidential, proprietary or its equivalent within thirty (30) days of disclosure, including, without limitation, any non-public information of Licensee or Licensor, and any scientific or technical data, know-how or expertise of Licensee or Licensor that relates to a Licensed Product (whether existing at or after the Effective Date); provided, however, that “Confidential Information” shall not include information that (i) was in the receiving party’s possession or was known to it prior to its receipt from the disclosing party; (ii) is or becomes public knowledge without the fault of the receiving party; (iii) is or becomes rightfully available on an unrestricted basis to the receiving party from a source other than a party owing an obligation of confidentiality to the disclosing party; or (iv) becomes available on an unrestricted basis to a third party from the disclosing party or from someone acting under its control.
     (c) “Field of Use” means the field of urology, gynecology, colorectal disorders, sexual dysfunction and related pelvic disorders.
     (d) “Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
     (e) “Licensed Intellectual Property Rights” means the following: (i) the Patent Rights; (ii) the Urology Business Information; and (iii) all copyrights, trade secrets, know-how and other proprietary rights related thereto (other than the “minaturo™” trademark, which has been sold to Licensee under the Asset Purchase Agreement).
     (f) “Licensed Product” means any product or device that is developed, designed, modified, improved, manufactured, used, imported, sold or offered for sale by Licensee in the Field of Use that (x) in the absence of this Agreement, would infringe one or more Valid and Enforceable Claims of the Patent Rights or (y) would infringe one or more Valid and Enforceable Claims of the patent rights included in the Transferred Intellectual Property (as defined in the Asset Purchase Agreement).
     (g) “Net Sales” means Licensee’s, or, in the case of any sublicensee, the sublicensee’s properly recognized consolidated aggregate net sales of the Licensed Products during the royalty period, calculated in accordance with generally accepted accounting principles in the U.S.A. consistently applied by Licensee in accordance with its audited revenue recognition policies, reduced by the allowance for bad debts recorded related to the revenue. Whenever a Licensed Product is sold as part of a bundled product, the “Net Sales” for the Licensed Product resulting from such sale of such bundled product shall be the product of (X) the net revenues reported by Licensee or its Affiliate or a sublicensee, whichever is applicable, for such bundled product multiplied by (Y) a fraction, the numerator of which is the per unit average selling price of such Licensed Product and the denominator of which is the sum of the aggregate per unit average selling prices of all products, including the Licensed Product, included in such bundled product.
     (h) “Patents” means all of Licensor’s patents and patent applications as in existence on the date hereof, including, but not limited to, those listed on Exhibit A hereto.
     (i) “Patent Rights” as used in this Agreement means each and all of the following: (i) all right, title and interest of Licensor and its Affiliates in the Patents and any patents issuing on any patent applications, including any reissues, re-examinations, provisionals, divisionals, continuations and continuations-in-part, and extensions thereof;

and (ii) any corresponding foreign patents or patent applications related or claiming priority thereto, in each case to the extent not already included in the Patents or in the Transferred Intellectual Property.
     (j) “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.
     (k) “Software” means all the series of instructions and algorithms which operate the miniaturo™ Bio Control Device and physician programmer.
     (l) “Source Code” means the series of statements written in human-readable computer programming language which, when complied into machine-readable format, constitute the Software.
     (m) “Urology Business Information” means the following business information and related records as in existence on the date hereof to the extent used in or applicable to the Urology Business:
     (i) documentation related to the design, validation, and production of the miniaturo™ current model of Bio Control Device, physician programmer, stimulation lead, system accessories, test fixtures and manufacturing fixtures;
     (ii) documentation related to the assembly of Bio Control Devices, including: (A) process flow charts, process standard operating procedures (SOPs), (B) copies of all equipment drawings and manuals, (C) calibration records for all equipment and other fixed assets; (D) sterilization cycle validation reports, (E) drawing of molds needed to manufacture parts for the miniaturo™, (F) floor plan and equipment list for a facility capable of performing the manufacturing steps of the miniaturo™ currently performed by Licensor, and (G) floor plan, equipment list and software list for a facility capable of performing the development process currently performed by Licensor;
     (iii) lists of vendors and suppliers, including addresses and telephone numbers, if possible, and a breakdown of purchases by vendor or supplier;
     (iv) details of expected cost of goods sold and other manufacturing costs for Licensor’s current model of Bio Control Device;
     (v) draft marketing material (posters, procedure video, etc.);
     (vi) lists of third party software used by Licensor;
     (vii) all of Licensor’s preclinical and clinical data, including animal studies, and human clinical data, descriptions of protocols, adverse event reports, study reports and database copies (in printed or electronic format), as well as a list of investigational sites and principal investigators;

     (viii) all regulatory documents, including submissions, registrations and licenses;
     (ix) all Software, including Source Code; and
     (x) all invention records created by internal and external personnel not otherwise included in the Purchased Assets, as defined in the Asset Purchase Agreement.
     (n) “Valid and Enforceable Claim” with respect to any patent claim means an issued claim that has not expired or been rendered invalid or unenforceable by a court of competent jurisdiction or other Governmental Authority from which no appeal can be taken.
     2. License; Information Access.
     (a) Grant. Licensor hereby grants to Licensee and its Affiliates an exclusive, worldwide, irrevocable (except as provided in Section 4, below) fully transferable and assignable, right and license (including the right to grant sublicenses), under the Licensed Intellectual Property Rights, solely within the Field of Use, to develop, design, modify, improve, make, have made, use, import, offer to sell and sell the Licensed Products. Licensee hereby acknowledges that Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Intellectual Property Rights. Except as set forth in this Agreement, Licensee shall not have any right, title or interest in or to the Licensed Intellectual Property Rights. Licensee’s license to the Source Code and Software includes the right to use, modify, sublicense, and create derivative works of the Source Code and Software.
     (b) Sublicenses and Cross-licenses. Licensee may grant sublicenses and cross-licenses under the Licensed Intellectual Property Rights and under Licensee’s name without the prior written consent of, or payment of any consideration to, Licensor. In addition, Licensee may grant sublicenses and cross-licenses under the Licensed Intellectual Property Rights to develop, design, modify, improve, make, have made, use, import, offer to sell and sell the Licensed Products without the prior written consent of Licensor.
     (c) Copying and Access; Destruction. Commencing upon execution and delivery of this Agreement and as requested from time to time thereafter, Licensor will provide Licensee with lists and other reasonable details of the data comprising the Urology Business Information, and will provide Licensee with access to and, if requested, true and correct copies (at Licensor’s expense) of such Urology Business Information in such format(s) as License may request. Licensor will provide Licensee with at least ninety (90) days prior notice of its intention to destroy or otherwise dispose of any Urology Business Information, during which time Licensee may request and Licensor will provide Licensee with access to, copies of, or possession of original versions of, any such information.

     3. Royalties; Audits; Expenses.
     (a) Percentage Royalty. Commencing upon the Effective Date, and for a period of ten (10) years thereafter or, if earlier, upon the expiration or termination of this Agreement, Licensee shall pay to Licensor, or its designee, a royalty equal to the percentage of Net Sales set forth below during each of Licensee’s fiscal periods set forth below (subject to appropriate adjustment for any subsequent change in Licensee’s fiscal year):

Fiscal Period	Royalty Rate
2006 through 2009	6%
2010 through 2012	5%
2013 through 2016	4%
     (b) Sublicense Royalty. In addition to the percentage royalty set forth in Section 3(a) above, Licensee shall pay or cause its Affiliate to pay royalties to Licensor based upon Net Sales of the Licensed Products by sublicensees at the same rate set forth in Section 3(a) above; provided, however, no royalties shall be paid in connection with any sublicense granted by Licensee pursuant to any exercise of its authority under Section 6(c) in a case of infringement of a patent or other intellectual property right owned by a third party by reason of the use of the Patent Rights in the manufacture, use or sale of the Licensed Products.
     (c) Payments. During the royalty period, Licensee shall deliver to Licensor, no later than forty-five (45) days following the end of each fiscal quarter of Licensee, royalty payment for the preceding fiscal quarter, accompanied by a reasonably detailed report, setting forth the royalty calculations for the quarter to which the payment relates.
     (d) Books and Records. Licensee agrees to keep substantially complete and accurate books of account and records covering all transactions relating to this Agreement. All such books of account and records shall be kept available for at least two (2) years after the termination or expiration of this Agreement.
     (e) Audit Rights. Licensor may cause an audit to be made of those books and records of Licensee as necessary to review and audit any statements delivered pursuant to Section 3(c) hereof. Any such audit shall be conducted only by an independent certified accountant selected by Licensor and reasonably acceptable to Licensee, after prior written notice to Licensee and shall be conducted during regular business hours at Licensee’s offices and in such a manner so as not to interfere with Licensee’s normal business activities. Licensee shall permit such accountant, during normal business hours, to have reasonable access to, and to examine and make copies of, those books and records of Licensee as are necessary to review and audit the calculation in question. Neither Licensor nor such accountant will have the right to review or audit any other books and records of Licensee. In no event shall more than one audit be conducted, nor shall the records supporting any statements be audited more than once for the same purpose. In the event any such audit reveals any discrepancy less than five percent (5%) of the applicable Net Sales for any consecutive twelve (12) months, Licensor shall pay for the reasonable third party costs and expenses of such audit. In the event any such audit reveals any discrepancy greater than or equal to five percent (5%) of the applicable Net Sales for any consecutive twelve (12) months, Licensee shall pay for the reasonable third party costs and expenses of such audit.
     (f) Expenses. Unless otherwise specifically set forth herein, all fees, costs and expenses incurred by Licensee in developing, manufacturing, promoting, marketing and selling the Licensed Products or otherwise incurred under this Agreement shall be borne solely by Licensee.
     4. Term and Termination.
     (a) Term. The term of this Agreement shall commence on the Effective Date and shall remain in force, unless terminated earlier in accordance with Section 4(b), until the last to expire of the Patent Rights.
     (b) Termination. Notwithstanding the provisions of Section 4(a), this Agreement may be terminated in accordance with the following provisions:
     (i) Upon mutual agreement of Licensor and Licensee.
     (ii) Licensee may terminate this Agreement (A) at any time by giving notice in writing to Licensor, which notice shall be effective upon dispatch, should Licensor file a petition for a liquidation in bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business; or (B) immediately if any of the Licensed Intellectual Property Rights, including, without limitation, the Patent Rights, have been rendered invalid or unenforceable by a court of competent jurisdiction or other Governmental Authority from which no appeal can be taken.
     (iii) Either party may terminate this Agreement upon an arbitration award (pursuant to the dispute resolution procedure referenced in Section 9(c)) below, finding that the other party is in material breach of this Agreement and the breaching party’s failure to comply with the terms of such order (including payment of damages) within ninety (90) days after entry of the award.
     (c) Rights and Obligation on Termination. In the event of termination or expiration of this Agreement for any reason, the parties shall have the following rights and obligations:
     (i) Licensee shall remain responsible for any payment due to Licensor that has accrued prior to the effective date of such termination or expiration, except if any of the Patent Rights have been held to be invalid, in which case no payments shall be owed.

     (ii) The license granted to Licensee under Section 2(a) above shall immediately terminate and be of no further force and effect; provided, however, that if this Agreement expires by its terms in accordance with Section 4(a), the license granted to Licensee under Section 2(a) shall continue indefinitely with respect to all Licensed Intellectual Property Rights except the Patent Rights.
     (iii) Sections 4(c), 6, 7, 8 and 9 shall survive any termination or expiration of this Agreement. In addition, Section 3(e) shall survive for a period of two (2) years from the date of termination or expiration of this Agreement.
     (iv) Licensee, its Affiliates and any sublicensees shall be permitted to sell any inventory of the Licensed Products on hand at the effective date of such termination or expiration, provided that no provision of this Agreement shall prevent Licensee, its Affiliates or sublicensees from selling the Licensed Products after termination or expiration of this Agreement if the relevant Patent Rights have expired.
     5. Option to Acquire. Licensor hereby grants to Licensee an irrevocable, paid-up option (the “Option”) to acquire, for the consideration of US$1.00, the ownership of any (i) issued patents within the Patents, or (ii) other patents issued in respect of any of the Patent Rights, following issuance, in each case whose claims fall solely within the Field of Use during the term of this Agreement, which are not the subject of a broadening reissue application and which can no longer be the subject of an application for a broadening reissue application. Licensee may exercise the Option at any time by written notice to Licensor, which notice shall state Licensee’s reason and belief that the applicable patent(s) are solely within the Field of Use. Following the receipt of Licensee’s notice of exercise, Licensor shall promptly execute all documents and do all things necessary to transfer all rights relating to such patent(s) to and vest all such interests in Licensee free and clear of all liens, without requiring additional consideration from Licensee, except for the reimbursement by Licensee of Licensor’s reasonable out-of-pocket expenses and legal fees incurred in connection with obtaining and maintaining such patent(s).
     6. Patent Prosecution and Infringement.
     (a) Licensed Rights. With respect to the Patent Rights only, Licensor shall (i) pay when due all maintenance and annuity fees for the Patent Rights; (ii) be responsible for the prosecution of the Patent Rights before the applicable examining authority; (iii) consult with Licensee regarding in which foreign countries Licensee desires patent protection; and (iv) keep Licensee apprised of all proceedings concerning prosecution of the Patent Rights before the applicable examining authority by electronic access or by providing copies of correspondence and official actions within ten (10) days of receipt thereof from any such examining authority; by providing Licensee copies of all correspondence, filings and responses to official actions at least thirty (30) days in advance of the deadline for any such filing with such authorities; and by providing Licensee with an opportunity to comment. If Licensee’s comments are related to arguments made to advance prosecution of any claim related to the Field of Use, Licensor shall not unreasonably refuse to include such input in its response to the official action. If Licensor (i) elects not to prosecute; (ii) desires to abandon any of patent applications included in the definition of the Licensed Intellectual Property Rights; (iii) desires not to maintain any patent or patent application included in the definition of Patent Rights; or (iv) does not desire to file a patent application in any foreign country in which Licensee has expressed an interest, it shall so notify Licensee in writing allowing sufficient time for Licensee to (w) assume the prosecution of any such patent application prior to any abandonment thereof; (x) prevent any actual abandonment of any patent or patent application; (y) make maintenance and annuity fee payments in advance of any abandonment thereof; and (z) file patent applications in foreign countries of Licensee’s choice. In any such case, unless prevented by a terminal disclaimer, Licensor shall assign its rights in such patent or patent application to Licensee, and Licensee shall have the right to prosecute and maintain such patent or patent application in its own name at its own expense. If a terminal disclaimer prevents the assignment of the rights to Licensee with respect to any patent or patent application falling within the circumstances set forth in (i), (ii), (iii) or (iv) above without the loss of desired rights to one party or the other party, the patent or patent application shall remain assigned to Licensor, who will cooperate at Licensee’s expense and at Licensee’s complete discretion with the prosecution and maintenance of such patent or patent application and Licensee will have an exclusive, irrevocable, fully paid up, license to exploit such patent or patent application in the country in which the application or patent was filed in the Field of Use with the full right to sublicense. Licensee and Licensor shall cooperate fully with each other to execute all necessary documentation to enable each party to perform its duties and exercise its rights under the terms of this Section 6(a). All out of pocket costs to Licensor arising out of fulfillment of a specific, written request of Licensee pursuant to this subsection shall be borne by Licensee, so long as Licensee has approved such expenses in advance.
     (b) Infringement.
     (i) With respect to the Patent Rights only, when information comes to the attention of Licensor or Licensee to the effect that any of the Patent Rights have been or are threatened to be infringed by a third party, Licensor or Licensee, as the case may be, shall notify the other party in writing of any such infringement or threatened infringement of which it becomes aware. If such infringement or threatened infringement relates to any Patent Rights within the Field of Use, Licensee shall have the initial right but not the obligation to take any action to stop such infringement or otherwise enforce Licensee’s rights. In the event Licensee takes no action to stop such infringement within ninety (90) days of receipt of any notice from Licensor or within ninety (90) days of it otherwise becoming aware of such infringement, Licensor shall have the right to commence an action against such infringement, at its own expense and in its own name. The party controlling any such action is referred to below as the “Controlling Party” and the other party, with respect to such action, as the “Cooperating Party.”

     (ii) The Cooperating Party shall cooperate with the Controlling Party in any action, suit or proceeding brought under Section 6(b)(i). If a Controlling Party determines that it is necessary or desirable for a Cooperating Party to join any such suit, action or proceeding, the Cooperating Party shall, at the Controlling Party’s expense, execute all documents and perform such other acts as may be reasonably required. If the Controlling Party initiates suit hereunder it shall have the exclusive right to employ counsel of its own selection and to direct and control the litigation or any settlement thereof (subject to the penultimate sentence hereof), shall pay all of the Cooperating Party’s reasonable, out of pocket costs, if any, promptly upon the Controlling Party’s receipt of a request for reimbursement (accompanied by sufficient supporting documentation). Subject to such reimbursement of the Cooperating Party’s reasonable, out-of-pocket expenses, the Controlling Party shall be entitled to reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses, including reasonable attorneys’ fees, necessarily involved in the prosecution of such suit, and any funds that shall remain from said recovery shall be used to reimburse the Cooperating Party for all of its other reasonable costs and expenses, in addition to the out-of-pocket costs already reimbursed, necessarily involved in its participation in such suit, and any balance remaining thereafter shall be distributed to the Controlling Party subject, in the case of Licensee as Controlling Party, to the royalty obligations herein. In any such action, the Cooperating Party shall, at it own expense, have the right to non-controlling participation through counsel of its own selection. If the Controlling Party desires to settle such claim or suit, it shall first give the Cooperating Party written notice of the terms of the proposed settlement and the Cooperating Party shall have the right to approve or reject such proposal. The failure of the Cooperating Party to respond to a notice of settlement within fifteen (15) business days following the giving of such notice by the Controlling Party shall automatically constitute an approval of the terms of the proposed settlement contained therein.
     (c) Action Against Licensee. Licensor will cooperate with Licensee in the defense of any suit, action or proceeding against Licensee, or any Affiliate or sublicensee of Licensee, alleging the infringement of a patent or other intellectual property right owned by a third party by reason of the use of the Patent Rights in the manufacture, use or sale of the Licensed Products. Licensee shall give Licensor prompt notice of the commencement of any such suit, action or proceeding or claim of infringement and shall furnish to Licensor a copy of each communication relating to the alleged infringement. Licensor hereby grants to Licensee the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding and shall provide all information and assistance necessary to defend or settle any such suit, action or proceeding. Licensee shall have the right to join Licensor as a defendant, if necessary or desirable, and Licensor shall join in any such action and shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the defense of such suit, action or proceeding. Each party shall have the right to be represented by counsel of its own selection, at its own expense, in the defense of any suit under this Section 6(b)(iii). Notwithstanding the foregoing, Licensor’s sole and exclusive financial obligations arising out of any claim for infringement of any third party Intellectual Property rights are set forth in the Indemnification provisions of Section 5.6 of the Asset Purchase Agreement.

     7. Confidentiality. The Parties agree that Section 4.1 (“Confidentiality”) of the Asset Purchase Agreement is incorporated by reference herein and shall apply to all information disclosed in the performance of this Agreement, provided that, in addition to the respective rights to use, and restrictions on each party’s use of, the Urology Business Information pursuant to the exclusive license granted in Section 2, above:
     (a) Licensee will treat the Urology Business Information as the Confidential Information of Licensor outside of the Field of Use, and, subject to the exceptions and exclusions in Section 4.1(c) of the Asset Purchase Agreement, will not disclose the Urology Business Information for any purpose outside of the Field of Use or to any Person for the use, or intended use, by such Person outside of the Field of Use;
     (b) Licensor will treat the Urology Business Information as the Confidential Information of Licensee within of the Field of Use, and, subject to the exceptions and exclusions in Section 4.1(c) of the Asset Purchase Agreement, will not disclose the Urology Business Information for any purpose within the Field of Use or to any Person for the use, or intended use, by such Person within of the Field of Use; and
     (c) Each party will treat the Urology Business Information as confidential and proprietary, and will protect the Urology Business Information from disclosure using same degree of care that it uses to protect its other, similar confidential and proprietary information (but in any event no less than commercially reasonable care, including requiring execution and delivery of appropriate confidentiality and non-disclosure agreements prior to any permitted disclosure).
     8. Additional Grant. Licensor and Licensee hereby agree to disclose to each other, the filing of any and all patent applications (including all patents issuing on such applications) covering electrical stimulation technology during a period of three (3) years following the Closing Date (as defined in the Asset Purchase Agreement), subject to renewal for successive two (2) year terms thereafter, to the extent mutually agreed in writing by the parties prior to the end of the initial term or any renewal term, as the case may be. Licensor and Licensee agree that each will use good faith and commercially reasonable efforts (including after such period) to negotiate and enter into one or more non-exclusive license agreements with one another for all patent applications disclosed during the period, (i) granting Licensee rights to any such patent applications filed by Licensor during such period within the Field of Use; and (ii) granting Licensor rights to any such patent applications filed by Licensee during such period outside of the Field of Use. In all cases, such license agreements will provide for royalty payments at a rate that is commercially reasonable, commensurate with the value accorded by the parties, but not to exceed six percent (6%). Either party may terminate the parties’ obligations to disclose patent applications and to negotiate or to continue any ongoing negotiations under this Section 8 by notice to the other party following a Change in Control (as defined in the Asset Purchase Agreement) of either party, provided that such notice is given within thirty (30) days following the effective date of: (i) the Change in Control, if the termination notice is given by the party undergoing the

Change in Control; or (ii) notice of the Change in Control given pursuant to the following sentence, if the termination notice is given by the party not undergoing the Change in Control. Each party covenants and agrees to provide the other with notice of any Change in Control no later than two (2) business days following the effective date of the Change in Control.
     9. Miscellaneous.
     (a) Assignment; Change in Control. Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party, except to an Affiliate or any successor in interest of all or substantially all of the business of such party, whether by merger, operation of law, assignment, purchase or otherwise, and except that Licensee may grant any sublicenses in accordance with Section 2(d). Any prohibited assignment shall be null and void. All terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties. Notwithstanding the foregoing, this Agreement shall not be assignable upon a Change in Control of Licensor (by operation of law or otherwise) unless the party(ies) acquiring control execute and deliver, and upon any Change in Control the Licensor shall cause such parties to execute and deliver, an agreement, in the form attached as Exhibit B, acknowledging the Licensee’s exclusive license hereunder, including Licensee’s rights in the Urology Business Information.
     (b) Relationship. This Agreement shall not constitute either party as the legal representative, partner, joint venturer or agent of the other party hereto, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party hereto.
     (c) Dispute Resolution. The parties agree that all disputes, of whatever nature, arising hereunder shall be finally settled pursuant to Article 6 of the Asset Purchase Agreement.
     (d) Entire Agreement; Waiver and Release. This Agreement constitutes the entire agreement between the parties hereto relative to the subject matter hereof, and supersedes any and all prior agreements, written or oral, between the parties relating to such subject matter.
     (e) Amendments. No modifications or amendments of any of the terms hereof shall be valid or binding unless made in writing and signed by Licensor and Licensee.
     (f) Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing.
     (g) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; or (c) if sent through an overnight delivery service in circumstances to which such service guarantees second day international delivery, the second day following being so sent:
     If to Licensor:
To:  Bio Control Medical (B.C.M), Ltd.
3 Geron St.
Yehud 56100
Israel
Attn: Chief Executive Officer
Fax: +972-3-6322125
With a copy to:
Sanford T. Colb & Co.
P.O.B. 2273,
Rehovot, Israel
Attn: Sanford T. Colb, Esq.
Fax: +972 8 9 454556
     If to Licensee:
To:  American Medical Systems, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343
Attn: Chief Executive Officer
Fax: (612) 930-6695
With a copy to:
Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Thomas A. Letscher, Esq.
Fax: (612) 607-7100
Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     (h) Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect. Further, should any provision of this Agreement be deemed unenforceable by virtue of its scope, such provision shall be deemed limited to the extent necessary to render the same enforceable.
     (i) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).
     (j) Headings. The headings of sections and subsections of this Agreement have been inserted for the convenience of reference only and shall in no way restrict or otherwise modify the terms of this Agreement.
     (k) Counterparts. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

BIO CONTROL MEDICAL (B.C.M), LTD.
By:	/s/ Ruth Alon
	Name:	Ruth Alon
	Title:	Director

By:	/s/ Yosef Gross
	Name:	Yosef Gross
	Title:	Director

AMERICAN MEDICAL SYSTEMS, INC.
By:	/s/ John F. Nealon
	Name:	John F. Nealon
	Title:	Senior Vice President, Business Development

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